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                                                                EXHIBIT 11(c)(1)

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                             AGREEMENT AND PLAN OF MERGER


                                     BY AND AMONG


                                BORDEN CHEMICAL, INC.,


                                   MC MERGER CORP.

                                         AND

                               MELAMINE CHEMICALS, INC.





                                   October 9, 1997








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                                  TABLE OF CONTENTS
                                                                            PAGE
ARTICLE I THE OFFER                                                           1
    1.1  The Offer............................................................1
    1.2  Company Action.......................................................3
    1.3  Directors............................................................5

ARTICLE II THE MERGER                                                         6
    2.1  The Merger...........................................................6
    2.2  Closing; Effective Time..............................................6
    2.3  Certificate of Incorporation.........................................6
    2.4  By-laws..............................................................6
    2.5  Directors and Officers...............................................6
    2.6  Conversion of Securities.............................................7
    2.7  Exchange of Certificates.............................................7
    2.8  Options..............................................................9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY                     9
    3.1  Organization and Qualification; Subsidiaries........................10
    3.2  Capitalization......................................................10
    3.3  Authority Relative to this Agreement................................10
    3.4  Non-Contravention; Approvals and Consents...........................11
    3.5  Brokers and Finders.................................................11
    3.6  SEC Filings.........................................................12
    3.7  Absence of Certain Changes or Events................................12
    3.8  Legal Proceedings...................................................12
    3.9  Compliance with Law.................................................13
    3.10 Taxes...............................................................13
    3.11 ERISA and Related Matters...........................................14
    3.12 Environmental Matters...............................................16
    3.13 Real Property.......................................................17
    3.14 Labor Matters.......................................................18
    3.15 Contracts; Certain Agreements.......................................18
    3.16 Absence of Certain Liabilities......................................19
    3.17 Opinion of Financial Advisor........................................19
    3.18 Takeover Statute....................................................20
    3.19 Rights Agreement....................................................20
    3.20 Intellectual Property...............................................20
    3.21 Information Supplied................................................21

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB                  21
    4.1  Organization of Parent and Sub......................................21
    4.2  Authority Relative to this Agreement................................22

                                        - i -

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                                                                            PAGE

    4.3  Non-Contravention; Approvals and Consents...........................22
    4.4  Brokers and Finders.................................................23
    4.5  Legal Proceedings...................................................23
    4.6  Financing...........................................................23
    4.7  Information Supplied................................................23

ARTICLE V COVENANTS                                                          24
    5.1  Conduct of Business by the Company Pending the Merger...............24
    5.2  No Solicitation.....................................................25
    5.3  Proxy Statement; Special Meeting....................................27
    5.4  Filings, Other Action...............................................27
    5.5  Public Announcements................................................28
    5.6  Inspection; Confidentiality; Notification...........................28
    5.7  Conduct of Business by Sub Pending the Merger.......................29
    5.8  Employee Benefits...................................................29
    5.9  Indemnification of Directors and Officers...........................29
    5.10 Closing Conditions..................................................31
    5.11 Schedule 14D-1......................................................31
    5.12 Schedule 14D-9......................................................31

ARTICLE VI CONDITIONS TO THE MERGER                                          31

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER                                32
    7.1  Termination.........................................................32
    7.2  Effect of Termination...............................................33
    7.3  Amendment...........................................................35
    7.4  Waiver..............................................................35

ARTICLE VIII GENERAL PROVISIONS                                              35
    8.1  Non-Survival of Representations and Warranties......................35
    8.2  Certain Definitions.................................................35
    8.3  Notices.............................................................36
    8.4  Headings............................................................37
    8.5  Applicable Law......................................................37
    8.6  No Assignment; Binding Effect.......................................37
    8.7  Counterparts........................................................37
    8.8  Third Party Beneficiaries...........................................37
    8.9  Invalid Provisions..................................................37
    8.10 Specific Performance................................................37
    8.11 Entire Agreement....................................................38
    8.12 Jurisdiction........................................................38

Annex A: Conditions to the Offer
Annex B: Certificate of Incorporation of Surviving Corporation

                                        - ii -

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                             AGREEMENT AND PLAN OF MERGER

    This Agreement and Plan of Merger (the "Agreement"), dated as of October 9, 1997, is by and among Borden Chemical, Inc., a Delaware corporation ("Parent"), MC Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and Melamine Chemicals, Inc., a Delaware corporation (the "Company").

    WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders, on the terms and subject to the conditions of this Agreement, (1) for Sub to make a cash tender offer to purchase all issued and outstanding shares of the Company's common stock, $.01 par value per share (the "Common Stock"), and associated share purchase rights (the "Rights") issued pursuant to the Rights Agreement (defined in Section 1.2) (such shares of Common Stock and associated Rights, the "Shares") and (2) following the consummation of the cash tender offer, for Sub to merge with and into the Company (the "Merger") in accordance with the Delaware General Corporation Law (the "DGCL"), with the result that the Company will become a wholly-owned subsidiary of Parent; and

    WHEREAS, as a condition to their willingness to enter into this Agreement and consummate the transactions contemplated hereby, Parent and Sub have required that ChemFirst Inc., a Mississippi corporation (the "Principal Stockholder"), agree to tender all Shares owned by it, and in order to induce Parent and Sub to enter into this Agreement the Principal Stockholder has agreed to tender such Shares pursuant to the terms of a Tender Agreement with Parent dated as of the date hereof (the "Tender Agreement").

    NOW THEREFORE, the parties hereto agree as follows:

                                      ARTICLE I
                                      THE OFFER

    1.1  THE OFFER.

         (a) Provided this Agreement shall not have been terminated in accordance with Section 7.1 and subject to the provisions of this Agreement, including without limitation ANNEX A, no later than five business days after the date hereof Parent shall cause Sub to, and Sub shall, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934 (the "Exchange Act")) a tender offer (the "Offer") to purchase all issued and outstanding Shares, at a price per Share of $20.50 (such amount, or any greater amount per Share paid pursuant to the Offer, the "Per Share Price") net to each seller in cash. Subject to the provisions of this Agreement, including without limitation ANNEX A, Parent shall cause Sub to, and Sub shall, use its commercially reasonable best efforts to consummate the Offer as soon as legally permissible and subject to the provisions of this Agreement, including without limitation ANNEX A, Parent shall cause Sub to, and Sub shall, accept for payment and pay the Per Share Price for any and all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer. The Offer shall be made by means of the Offer to Purchase (as defined in Section l.l(c)) and related letter of transmittal (the "Letter of Transmittal"). Sub expressly reserves the right to increase the Per Share Price payable in the Offer.

    (b) The obligation of Parent and Sub to consummate the Offer, and to accept for payment and pay for Shares tendered pursuant to the Offer, shall be subject to only those conditions set forth in ANNEX A. Sub may in its sole discretion waive any such condition other than the Minimum Condition (defined in ANNEX A) or the condition relating to the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Sub shall not, without the prior written consent of the Company's Board of Directors (the "Board"), (i) impose conditions to the Offer in addition to those set forth in ANNEX A, (ii) decrease the Per Share Price, (iii) change the form of consideration (other than by adding consideration), (iv) reduce the number of Shares sought to be purchased in the Offer, (v) extend the expiration date of the Offer (except as provided below in this paragraph), or (vi) otherwise change any term of the Offer in any manner adverse to the holders of Shares, it being agreed that a waiver by Sub of any condition in whole or in part (other than the Minimum Condition) at any time and from time to time in its discretion shall not be deemed to be materially adverse to any holder of Shares. The Offer initially shall expire on the twentieth business day after its commencement; PROVIDED, HOWEVER, that Sub may, without the consent of the Company, (i) extend the Offer (on one or more occasions) beyond the scheduled expiration date if at any such date any of the conditions to Sub's obligation to purchase Shares shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer to the extent required by any rule or regulation of the Securities and Exchange Commission (the "SEC") or (iii) extend the Offer (on a one-time basis only) for not more than five business days beyond the scheduled expiration date if all of the conditions thereto have been satisfied or waived and at least 51% but less than 90% of the outstanding Shares have been validly tendered and not properly withdrawn pursuant to the Offer; PROVIDED FURTHER that, notwithstanding anything in the foregoing proviso to the contrary, Sub may not, without the Company's prior written consent, (A) extend the expiration date of the Offer if the failure to meet any condition to the Offer was directly or indirectly caused by an act or omission of Parent or Sub that constitutes a breach of this Agreement or (B) effect any individual extension under clause (i) in excess of the amount of time reasonably believed by Parent to be necessary to satisfy such condition, which shall in no event exceed 10 business days; PROVIDED FURTHER that if Sub does not consummate the Offer on the initial expiration date, or any extension thereof, due to the failure of one or more conditions in any of paragraphs (b) or (c)(i) through (iv) of ANNEX A to be satisfied, Parent shall cause Sub to, and Sub shall, unless the Company shall have materially breached this Agreement and failed to cure such breach within 15 days of being notified thereof in writing, extend the Offer one or more times until the earlier of (i) 11:59 p.m. New York City time on the sixtieth calendar day after the date of this Agreement or (ii) two business days after such time as such condition or conditions are satisfied or waived; PROVIDED FURTHER that Sub shall not be obligated to extend the Offer pursuant to the foregoing proviso if the condition that has not been satisfied is not reasonably capable of being cured or satisfied at or prior to the sixtieth calendar day after the date of this Agreement.

    (c) On the date of commencement of the Offer, Parent and Sub shall file with the SEC with respect to the Offer a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1"), and shall take such steps as are reasonably necessary to cause the Offer to Purchase (defined below) to comply with applicable requirements of the federal securities laws and to be disseminated to the holders of Shares as and to the extent required by applicable federal securities laws. The Schedule 14D-1 shall contain an offer to purchase (the "Offer to Purchase") and forms of the related Letter of Transmittal and summary advertisement, as well as all other information and exhibits required by law (the Offer to Purchase and such other documents, together with any amendments or supplements thereto, collectively, the "Offer Documents"). The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-1 and the Offer Documents prior to their being filed with the SEC or disseminated to the Company's stockholders. Parent and Sub shall provide the Company and its counsel with a copy of any written comments that Parent or Sub receives from the SEC or its staff with respect to the Schedule 14D-1 and the Offer Documents promptly after receipt of any such comments.


    (d) Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to accept for payment, and pay for, any Shares that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

    (e) Sub may, at any time, transfer or assign to Parent or to one or more corporations directly or indirectly wholly-owned by Parent the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment shall not relieve Parent or Sub of its obligations with respect to the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment in the Offer.

    1.2  COMPANY ACTION.

    (a) The Company represents and warrants that (i) its Board, at a meeting duly called and held, by unanimous vote of the directors present (A) has determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the stockholders of the Company, (B) has duly approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (C) has resolved to recommend that the Company's stockholders accept the Offer and tender their Shares pursuant thereto, subject to the Board's rights to withdraw or modify such recommendation in connection with a termination of this Agreement under Section 7.1(a)(i), and that the Company's stockholders adopt and approve the Merger; (ii) the affirmative vote of the holders of record of at least a majority of the Shares outstanding on the record date for the Special Meeting (defined in Section 5.3) and entitled to vote (the "Requisite Stockholder Approval") is the only vote of the holders of any class or series of the capital stock of the Company required to adopt this Agreement and approve the Merger; and (iii) the Company has taken all necessary action so that the provisions of Article Ninth of the Company's certificate of incorporation and of Section 203 of the DGCL will not apply to this Agreement, the Offer, the Merger, the Tender Agreement, or the acquisition of Shares by Sub pursuant to this Agreement. In addition, the Company represents that it has adopted a Fourth Amendment to Rights Agreement dated as of October 9, 1997 (the "Fourth Amendment") to the Company's Rights Agreement dated as of November 5, 1990 by and between the Company and Wachovia Bank and Trust Company, N.A. (now Wachovia Bank of North Carolina, N.A.) as Rights

Agent (the "Rights Agent"), as amended by the Amendment to Rights Agreement dated as of August 7, 1991, the Second Amendment to Rights Agreement dated as of August 3, 1994, and the Third Amendment to Rights Agreement dated as of October 9, 1997 (as so amended, the "Rights Agreement") and that a copy of the Fourth Amendment has been delivered by the Company to Parent; that as of the date hereof and after giving effect to the execution and delivery of this Agreement, each Right is represented by the certificate representing the associated share of Common Stock and is not exercisable or transferable apart from the associated share of Common Stock; that there has not been a "Distribution Date" or "Shares Acquisition Date," and that the Company has taken all necessary actions so that the execution and delivery of this Agreement and the Tender Agreement and the consummation of the transactions contemplated hereby and thereby, including the Offer, the purchase of Shares pursuant to the Offer or the Merger, will not (i) trigger the provisions of Section 11 or Section 13 of the Rights Agreement, (ii) result in the occurrence of a "Distribution Date" (as defined in the Rights Agreement) or (iii) result in any person becoming an "Acquiring Person" (as defined in the Rights Agreement). The Company hereby consents to the inclusion in the Offer Documents of the recommendations referred to above in this Section 1.2(a).

    (b) On the date the Schedule 14D-1 is filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") and shall take such steps as are reasonably necessary to cause the
Schedule 14D-9 to comply with applicable requirements of the federal securities laws and to be disseminated to the holders of the Shares as and to the extent required by applicable federal securities laws. The Offer Documents and the
Schedule 14D-9 shall contain the recommendation of the Board that the Company's stockholders accept the Offer and tender their Shares pursuant thereto and vote to adopt this Agreement and approve the Merger, subject to the Board's rights to withdraw or modify such recommendation in connection with a termination of this Agreement under Section 7.1(a)(i). Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC or disseminated to the Company's stockholders. The Company shall provide Parent and its counsel with a copy of any written comments that the Company receives from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of any such comments.

    (c) The Company shall promptly furnish Sub with mailing labels containing the names and addresses of the record holders of Shares and with lists of securities positions of Shares held in stock depositories, each as of a recent date, and shall furnish Sub with such additional information, including updated lists of stockholders, mailing labels and lists of securities positions, and with such other assistance as Sub, Parent or their agents may reasonably request for the purpose of communicating the Offer to the holders of Shares. Except as and to the extent required by law and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Sub shall hold in confidence the information contained in such labels and listings, and any other information relating to the holders of Shares received from the Company or its transfer agent, shall use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated in accordance with Section 7.1, shall deliver to the Company all such information, including all copies of and extracts or summaries from such information, then in their possession or control.

    1.3  DIRECTORS.

    (a) Promptly upon acceptance for payment by Sub of Shares pursuant to the Offer, Sub shall be entitled to designate such number of directors, rounded up to the next whole number, as will give Sub representation on the Board equal to at least that number of directors equal to the product of (i) the total number of directors on the Board and (ii) the percentage that the number of Shares so accepted for payment bears to the number of Shares outstanding, and the Company shall, at such time, at the election of Sub either increase the size of the Board or use its best efforts to cause the appropriate number of directors who are members of the Board as of the date hereof to resign and Sub's designees to be appointed or elected to fill the vacancies thereby created in conformity with the DGCL, the Company's certificate of incorporation and by-laws and other applicable law. In addition, until the Effective Time (defined in Section 2.2), there shall be at least three directors on the Board who are directors on the date hereof and who are not designees nor officers, directors, employees or affiliates of Parent or Sub nor employees of the Company (the "Independent Directors"); PROVIDED, HOWEVER, that if the number of Independent Directors shall be reduced below three for any reason, the Board shall, subject to the approval of the remaining Independent Directors, if any, designate a person or persons to fill the vacancy or vacancies who are directors on the date hereof and not an officer, director, employee or affiliate of Parent or Sub nor an employee of the Company, and such persons shall be deemed to be Independent Directors for purposes of this Agreement.

    (b) The Company's obligations to appoint Sub's designees to the Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. Parent and Sub shall supply and shall be solely responsible for all information with respect to themselves, their officers, directors and affiliates, and Sub's designees required by Section 14(f) and Rule 14f-1. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3, and shall include in the
Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1.

    (c) Following the election or appointment of Sub's designees pursuant to this Section 1.3 and until the Effective Time, any amendment of this Agreement or the certificate of incorporation or by-laws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Sub, any waiver of any of the Company's rights hereunder, or any transaction between Parent (or any affiliate or associate thereof) and the Company shall require the concurrence of a majority of the Independent Directors. The Independent Directors shall have the authority to retain such counsel and other advisors at the expense of the Company as are reasonably appropriate to assist them in the exercise of their duties in connection with this Agreement. In addition, the Independent Directors shall have the authority to institute any action on behalf of the Company to enforce performance of this Agreement.

                                      ARTICLE II
                                      THE MERGER

    2.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 2.2) and in accordance with the DGCL, Sub shall be merged with and into the Company, which shall be the surviving corporation in the Merger (the "Surviving Corporation"). At the Effective Time (defined in Section 2.2), the separate existence of Sub shall cease and the other effects of the Merger shall be as set forth in Section 259 of the DGCL.

    2.2 CLOSING; EFFECTIVE TIME. Subject to the provisions of Article VI, the closing of the Merger (the "Closing") shall take place in New York, New York at the offices of Simpson Thacher & Bartlett, as soon as practicable but in no event later than 10:00 a.m. New York City time on the tenth business day after the date on which each of the conditions set forth in Article VI has been satisfied or waived by the party or parties entitled to the benefit of such conditions, on a date fixed by Parent upon not less than two business days notice to the Company or at such other place, at such other time or on such other date as Parent, Sub and the Company may mutually agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date." At the Closing, Parent, Sub and the Company shall cause a certificate of merger or, if applicable, a certificate of ownership and merger (the "Certificate of Merger") to be executed and immediately thereafter filed with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective as of the date and time of such filing or as of such subsequent date or time as Parent and the Company shall agree and as shall be set forth in the Certificate of Merger (the "Effective Time").

    2.3 CERTIFICATE OF INCORPORATION. The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended so as to read in its entirety in the form set forth as ANNEX B hereto, and, as so amended until thereafter amended or repealed as provided therein and in accordance with applicable law, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation.

    2.4 BY-LAWS. The by-laws of Sub, as in effect immediately prior to the Effective Time, shall become, from and after the Effective Time, the by-laws of the Surviving Corporation, until thereafter amended or repealed as provided therein and in accordance with applicable law.

    2.5 DIRECTORS AND OFFICERS. The directors of Sub immediately prior to the Effective Time shall become, from and after the Effective Time, the directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified or their earlier resignation or removal. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation and until the earlier of his resignation or removal or until his respective successor is duly appointed and qualified, as the case may be. The Company shall take or cause to be taken all actions required under the DGCL to give effect to the matters referenced in this Section.

    2.6 CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or any holder of any of the Shares:

    (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the Company's treasury or by any subsidiary of the Company (collectively, "Treasury Shares"), Dissenting Shares (defined below) and Parent Shares (defined below)), shall be converted into the right to receive the Per Share Price payable to the holder thereof, without interest thereon, upon surrender of the certificates formerly representing such Share in accordance with Section 2.7.

    (b) All Treasury Shares immediately prior to the Effective Time, if any, and all Shares owned by Parent, Sub or any other direct or indirect wholly-owned subsidiary of Parent (collectively, "Parent Shares"), if any, shall be canceled and retired and cease to exist, and no consideration shall be delivered in exchange therefor.

    (c) (i) Notwithstanding anything in this Agreement to the contrary, each Share that is issued and outstanding immediately prior to the Effective Time and that is held by a stockholder who has not voted in favor of the Merger and who has properly exercised and perfected appraisal rights under Section 262 of the DGCL (the "Dissenting Shares"), shall not be converted into or exchangeable for the right to receive the Per Share Price, but shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost its right to appraisal and payment under the DGCL, each Share of such holder shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Price, without any interest thereon, in accordance with this Section 2.6, and such Shares shall no longer be Dissenting Shares.

         (ii) The Company shall give Parent (A) prompt notice and a copy of any written notice of a stockholder's intent to demand payment, of any request to withdraw a demand for payment and of any other instruments delivered to it pursuant to Section 262 of the DGCL and (B) the opportunity to direct all negotiations and proceedings with respect to demands for payment under Section 262 of the DGCL. Except with the prior written consent of Parent, the Company shall not make any payment with respect to any demand for payment and shall not settle or offer to settle any such demands or affirmatively approve any withdrawal of any such demands.

    (d) Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock of the Surviving Corporation.

    2.7  EXCHANGE OF CERTIFICATES.

    (a) On or before the Effective Time, Parent shall deposit or cause to be deposited in trust with a bank or trust company mutually acceptable to Parent and the Company (the "Exchange

Agent") cash in the aggregate amount required to make the cash payments in respect of the Shares issued and outstanding at the Effective Time (other than Treasury Shares, Dissenting Shares and Parent Shares) (the "Merger Consideration"), such sum being hereinafter referred to as the "Exchange Fund." The Exchange Agent shall, pursuant to irrevocable instructions, make the payments provided for in this Article II out of the Exchange Fund. If any cash deposited with the Exchange Agent pursuant to this Section 2.7 remains unclaimed by the former stockholders of the Company following the expiration of nine months after the Effective Time, such cash (together with all interest earned thereon) shall be delivered, upon demand, to the Surviving Corporation by the Exchange Agent and thereafter any former stockholders of the Company who have not theretofore complied with this Article II shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or similar laws) as general creditors thereof with respect to the payment of their claim for any Merger Consideration.

    (b) As soon as reasonably practicable following the Closing Date, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (collectively, the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor.

    (c) After the Effective Time, each holder of Shares shall surrender and deliver the Certificates to the Exchange Agent together with a duly completed and executed transmittal letter. Upon such surrender and delivery, following the Effective Time, the holder shall be entitled to receive in exchange therefor a check in the amount of the cash payment that such holder is entitled to receive pursuant to this Article II, less any applicable withholding taxes, and such Certificates shall forthwith be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If the payment is to be made to a person other than the person in whose name a Certificate so surrendered is registered, it shall be a condition of payment that (i) the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and (ii) the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate so surrendered or establish to the satisfaction of the Parent that such tax has been paid or is not applicable. Until so surrendered, each outstanding Certificate after the Effective Time shall be deemed for all purposes to evidence only the right to receive such payment of cash, without any interest thereon.

    (d) At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall be made thereafter. In the event that, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent, they shall be canceled and exchanged for cash as provided in this Article II, subject to applicable law in the case of Dissenting Shares.

    2.8  OPTIONS.

    (a) Under the terms of the Melamine Chemicals, Inc. Second Amended and Restated Long-Term Incentive Plan, effective July 31, 1987 (the "Old Incentive Plan"), outstanding options granted under the Old Incentive Plan will terminate upon the consummation of the Offer and the holders of such options will be entitled to immediate payment by the Company of, in exchange for their terminated options, an amount in cash equal to (i) the excess of the Per Share Price over the per share exercise price of the option, multiplied by (ii) the number of Shares that would otherwise have been received upon exercise of the terminated option.

    (b) Upon the Board's approval of the Offer and the Merger, outstanding options (the "1996 Plan Options") granted under the Melamine Chemicals, Inc. 1996 Long-Term Incentive Plan, effective September 9, 1996 (the "1996 Incentive Plan" and, together with the Old Incentive Plan, the "Long-Term Incentive Plans") will accelerate automatically to become fully exercisable. In accordance with the terms of the 1996 Incentive Plan, the Company will cause the Compensation Committee of its Board to cancel the 1996 Plan Options, and to pay, upon consummation of the Offer, to each holder of such 1996 Plan Options, an amount in cash equal to the product of (i) the excess of the Per Share Price over the per share exercise price of each of such holder's 1996 Plan Options, multiplied by (ii) the number of Shares that would otherwise have been received upon exercise of such holder's 1996 Plan Options.

    (c) The Company shall be entitled to withhold from the payments made under this Section 2.8 such amounts as the Company is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any applicable provision of state, local or foreign tax law. Such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the options in respect of which such deduction and withholding was made.

    (d) Prior to the Effective Time, the Company and Parent shall cooperate and take such other action as may be necessary to cancel all outstanding options granted under the Long-Term Incentive Plans (the "Company Options") in consideration for the payments described above and to effectuate the arrangements described in this Section 2.8.

    (e) After the consummation of the Offer, the Company shall take all action necessary to terminate the Long-Term Incentive Plans and any other equity-based plans of the Company.

                                     ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to each of Parent and Sub that except as set forth on the DISCLOSURE SCHEDULE delivered by the Company to Parent and Sub concurrently with the execution and delivery hereof (the "DISCLOSURE SCHEDULE"):

    3.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. The Company has no subsidiaries that have conducted any operations except activities incidental to their incorporation. The names of all such subsidiaries are listed in Section
3.1 of the DISCLOSURE SCHEDULE. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its property and carry on its business as now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except to the extent that any failure to so qualify or be in good standing would not have a Material Adverse Effect. As used herein, "Material Adverse Effect" means any change or effect that is materially adverse to the business, condition (financial or otherwise), assets or results of operations of the Company or to the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby, including the Offer and the Merger. The Company has made available to Parent correct and complete copies of the certificate of incorporation and by-laws of the Company.

    3.2 CAPITALIZATION. As of the date hereof, the authorized capital stock of the Company consists of (i) 20,000,000 shares of Common Stock, of which 5,627,934 shares are issued and outstanding as of the date hereof and (ii) 2,000,000 shares of preferred stock, par value $1.00 per share, of which no shares are issued and outstanding and 200,000 shares are reserved for issuance pursuant to the Rights Agreement. Except as provided in the Rights Agreement and except for Shares issuable upon the exercise of Company Options to purchase an aggregate of 356,986 Shares, there are no options, warrants or other rights, agreements or commitments obligating the Company to issue, sell or deliver any shares of its capital stock or any securities convertible into or exchangeable or exercisable for its capital stock or to repurchase, redeem or otherwise acquire, any shares of its capital stock. All Shares outstanding are, and all Shares and other securities of the Company issuable upon exercise of the Company Options, upon issuance and payment therefor in accordance with the related option agreements, will be, duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. As of the date of this Agreement, the Company and its subsidiaries have no outstanding indebtedness for borrowed money. Except as disclosed in
Section 3.2 of the DISCLOSURE SCHEDULE, there are no agreements or arrangements to which the Company is a party pursuant to which the Company is or could be required to register shares of Common Stock or other securities under the Securities Act (as defined in Section 3.6).

    3.3 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the receipt of the Requisite Stockholder Approval (as defined in Section 1.2(a)) with respect to the Merger, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate (including stockholder) action on the part of the Company, except for the Requisite Stockholder Approval with respect to the Merger. This Agreement has been duly and validly executed and delivered by the Company. Assuming the due authorization, execution and delivery of this Agreement by Parent and Sub, this Agreement constitutes the legal, valid and binding agreement of the Company enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

    3.4  NON-CONTRAVENTION; APPROVALS AND CONSENTS.

    (a) Except as disclosed in Section 3.4 of the DISCLOSURE SCHEDULE, the execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, permit the termination of any provision of, or result in the termination of or the acceleration of the maturity or performance of, or result in the creation or imposition of any lien upon any of the assets or properties of the Company under, any of the terms, conditions or provisions of
(i) the certificate of incorporation or by-laws of the Company, or (ii) subject to receipt of the Requisite Stockholder Approval with respect to the Merger and the taking of the actions described in paragraph (b) of this Section 3.4, (A) any statute, law, rule, regulation or ordinance (together, "Laws"), or any judgment, decree, order, writ, permit or license (together, "Orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision in the United States, or of any foreign country (a "Governmental or Regulatory Authority"), applicable to the Company or any of its assets or properties, (B) any note, bond, mortgage, security agreement, indenture, license, franchise, contract, lease or other instrument, obligation or agreement of any kind (together, "Contracts") to which the Company is a party or by which the Company or any of its assets or properties is bound, or (C) any Employee Plan or Benefit Arrangement (defined in Section 3.11); except, with respect to the foregoing clause (ii), those which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

    (b)  Except for (i) the premerger notification requirements of the HSR Act,
(ii) the requirements of the Exchange Act and the Nasdaq Stock Market and (iii) the filing of appropriate documents relating to the Merger required by the DGCL, no consent, approval or action of, or filing with or notice to, any Governmental or Regulatory Authority or other person is required under any Law or Order or any Contract to which the Company is a party or by which the Company or any of its assets or properties is bound, for the execution and delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby, except those as to which the failure to make or obtain, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

    3.5 BROKERS AND FINDERS. The Company has not employed any broker or finder to act on its behalf and has not incurred and will not incur any liability for any brokerage fees or finders' fees in connection with the transactions contemplated hereby, other than pursuant to the letter agreement between the Company and Goldman, Sachs & Co. dated as of July 10, 1997, a copy of which has been delivered previously to Parent.

    3.6 SEC FILINGS. The Company has heretofore made available to Parent and Sub its (i) Annual Reports on Form 10-K for the fiscal years ended June 30, 1995, 1996 and 1997, (ii) proxy statements relating to all meetings of stockholders (whether annual or special) held since June 30, 1994 and (iii) each other registration statement, proxy or information statement, form, report and other document filed by the Company with the SEC since June 30, 1994 (collectively, the "SEC Filings"). At the time it was made, each SEC Filing (including all exhibits and schedules thereto and documents incorporated by reference therein) and, at the time it is made, any SEC Filing made by the Company with the SEC after the date of this Agreement (A) complied, or with respect to those not yet made will comply, in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as appropriate, and (B) did not, or with respect to those not yet made will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since June 30, 1994. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the SEC Filings (including, in each case, the notes and schedules, if any, thereto) (the "Company Financial Statements"), were or will be prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q under the Exchange Act), complied or will comply as of their respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and fairly presented or will fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal recurring year-end adjustments).

    3.7  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as disclosed in Section
3.7 of the DISCLOSURE SCHEDULE or as reflected in SEC Filings made prior to the date of this Agreement, since June 30, 1997 (a) there has not been any change, event or development having, or that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) the Company has conducted its business only in the ordinary course consistent with past practices, and, (c) the Company has not taken any action that, if taken after the date hereof, would constitute a breach of any provision of Section 5.1.

    3.8 LEGAL PROCEEDINGS. (a) There are no actions, suits, arbitrations, proceedings or investigations pending, or to the knowledge of the Company threatened, against the Company or any of its assets or properties that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and (b) the Company is not subject to any Order that, individually or in the aggregate, is having or could reasonably be expected to have a Material Adverse Effect.

    3.9 COMPLIANCE WITH LAW. The Company has not violated or failed to comply with, or received any written notice from any Governmental or Regulatory Authority asserting a failure to comply with, any Law or Order, except where such violation or failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. The Company has and is in compliance with all permits, licenses and franchises from Governmental or Regulatory Authorities required to conduct its business as now being conducted, except to the extent that the failure to have or comply with such permits, licenses and franchises would not, individually or in the aggregate, have a Material Adverse Effect.

    3.10 TAXES.

    (a) As used herein, "Taxes" means all taxes of any kind, including those on, measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, value added, or property taxes, and all customs duties and similar fees, assessments and charges of any kind whatsoever, together with any interest thereon and any penalties, additions to tax and additional amounts imposed with respect thereto by any Governmental or Regulatory Authority. As used herein, "Tax Return" means any return, report, declaration, information statement and other document with respect to Taxes required to be filed by the Company with the Internal Revenue Service or any other Governmental or Regulatory Authority, including all accompanying schedules. For purposes of this Section 3.10, any reference to the Company shall include any corporation that merged or was liquidated with and into the Company.

    (b) The Company has (i) timely filed all federal and state income Tax Returns and all other material Tax Returns required to be filed by it and such Tax Returns are correct and complete in all material respects, and (ii) has paid all Taxes shown thereon to be due and has provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns, and all other Taxes for which a notice of assessment or demand for payment has been received by the Company, except for such Taxes as to which the failure to pay, individually or in the aggregate, would not have a Material Adverse Effect. The Company has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

    (c) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or as disclosed in Section 3.10 of the DISCLOSURE SCHEDULE: (i) no material claim for unpaid Taxes due and payable has become a lien against the property of the Company or is being asserted against the Company nor, to the Company's knowledge, are there pending any material proposed adjustments to the manner in which any Tax of the Company is determined; (ii) to the knowledge of the Company, no audit of any Tax Return of the Company is pending, threatened or being conducted by a Governmental or Regulatory Authority; (iii) the Company is not a party to any agreement or arrangement that would, individually or in the aggregate, (A) result in the actual or deemed payment by the Company of any "excess parachute payments" within the meaning of Section 280G of the Code, or (B) constitute compensation in excess of the limitation set forth in Section 162(m) of the Code; (iv) except with respect to the Company Options, no acceleration of the vesting schedule for any property that is substantially unvested within the meaning of the regulations under Section 83 of the Code will occur in connection with the transactions contemplated by this Agreement; (v) no consent under Section 341(f) of the Code has been filed with respect to the Company; (vi) the Company has not been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired; (vii) the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (viii) the Company has made all payments of estimated Taxes required to be made under Section 6655 of the Code and any comparable state, local or foreign Tax provision; (ix) all Taxes required to be withheld, collected or deposited by or with respect to the Company and each of its subsidiaries have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority; (x) the Company has not issued or assumed (A) any obligations described in Section 279(a) of the Code, (B) any applicable high yield discount obligations, as defined in Section 163(i) of the Code, or (C) any registration-required obligations, within the meaning of Section 163(f)(2) of the Code, that are not in registered form; (xi) there are no requests for information currently outstanding that could affect the Taxes of the Company;
(xii) there are no proposed reassessments of any property owned by the Company or other proposals that could increase the amount of any Tax to which the Company would be subject; and (xiii) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could materially affect the Tax liability of the Company. No claim has been made by a Governmental or Regulatory Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

    (d) The Company has never (i) joined in or been required to join in the filing of a consolidated or combined federal, state or local income Tax Return with respect to which the Company could be liable for the Taxes of a person other than the Company or (ii) been the subject of a Tax ruling or a closing agreement with respect to Taxes with any Governmental or Regulatory Authority that has continuing effect. The Company is not a party to any tax sharing or tax allocation agreement or arrangement pursuant to which it could be liable for Taxes of a person other than the Company. The Company has not agreed to make nor is it required to make any adjustment under Section 481 of the Code by reason of a change in accounting method or otherwise.

    3.11 ERISA AND RELATED MATTERS.

    (a) Section 3.11 of the DISCLOSURE SCHEDULE contains a true and complete list of each Employee Plan and Benefit Arrangement (each as defined below). The Company has made available to Parent a current, accurate and complete copy of each Employee Plan and Benefit Arrangement and, to the extent applicable, all related reports (actuarial or otherwise) that materially affect the Tax liability of the Company.

    (b) Each Employee Plan and Benefit Arrangement has been maintained and administered in compliance with its terms and with the requirements of applicable Laws, including the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code, except where the failure to comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no litigation, administrative or arbitration proceeding or other dispute pending or, to the Company's knowledge, threatened that involves any Employee Plan or Benefit Arrangement (defined below) that could reasonably be expected to have a Material Adverse Effect or a material adverse effect on any employee or director of the Company or on any fiduciary (as defined in ERISA Section 3(21)) of such Employee Plan or Benefit Arrangement.

    (c) The Company does not maintain, has never maintained and has never been required to contribute to an "employee benefit plan" as defined in Section 3 of ERISA that is or was (i) a plan subject to Title IV of ERISA or (ii) a "multiemployer plan" as defined in Section 3(37) of ERISA.

    (d) Neither the Company nor any of its directors, officers or employees has engaged in any transaction with respect to an Employee Plan that could subject the Company to a tax, penalty or liability for a prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, or for a "reportable event" within the meaning of Section 4043 of ERISA, except for such taxes, penalties or liabilities that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

    (e) At June 30, 1997 each Employee Plan that constitutes a defined benefit pension plan had assets exceeding its liabilities, based on the assumptions described in the notes to the Company's audited financial statements.

    (f) Except as provided in Section 3.11 of the DISCLOSURE SCHEDULE, no independent contractor or other contract employee has participated or is entitled to participate in any Employee Plan or Benefit Arrangement.

    (g) Each Employee Plan and Benefit Arrangement that is intended to be qualified within the meaning of Code Sections 401(a) or 501(a) is so qualified and has received a favorable determination letter as to its qualification. Nothing has occurred, whether by action or failure to act, that would cause the loss of such qualification.

    (h) Since January 1, 1992, the Company has not received any written notice from the Pension Benefit Guaranty Corporation ("PBGC") with respect to its Employee Plans.

    (i)  As used herein:

         (i) "Benefit Arrangement" means any employment, severance or similar contract, or any other contract, plan, policy or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangement), health or medical benefits, cafeteria plan benefits, disability benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical and life insurance benefits), other than an Employee Plan, that is maintained, administered or contributed to by the Company and covers any employee or former employee of the Company; and

         (ii) "Employee Plan" means a plan or arrangement as defined in Section 3(3) of ERISA that (A) is subject to any provision of ERISA, (B) is maintained, administered or contributed to by the Company or any member of the Company's control group (past or present), as defined in Code section 1563(a), and (C) covers any employee or former employee of the Company.

    3.12 ENVIRONMENTAL MATTERS. Except as disclosed in Section 3.12 of the DISCLOSURE SCHEDULE or in SEC Filings made prior to the date hereof:

    (a) The Company has obtained all material licenses, permits, authorizations, approvals and consents ("Environmental Permits") from all Governmental or Regulatory Authorities that are required in respect of its business or operations under any applicable Environmental Law (defined below), and each of such Environmental Permits is in full force and effect.

    (b) The Company is in compliance with the terms and conditions of all such Environmental Permits and with all applicable Environmental Laws, except for such failures that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

    (c) (i) No site or facility now or previously owned, operated or leased by the Company is listed or proposed for listing on the National Priorities List or CERCLIS, promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and the rules and regulations thereunder or on any similar state or local list of sites requiring investigation or Remedial Action (defined below).

         (ii) Since June 30, 1994, the Company has not received any written notice of any actual or alleged material violation of any Environmental Law with respect to any of its facilities.

         (iii) The Company is not subject to any material outstanding agreements with or Orders of any Governmental or Regulatory Authority or other person respecting (A) Environmental Laws, (B) Remedial Action or (C) any Release of a Hazardous Material (defined below).

         (iv) Since June 30, 1994, the Company has not received any written notice or request for information pertaining to a response or removal action (as defined by CERCLA), with respect to any of its sites or facilities now or previously owned, operated or leased by it.

    (d) No liens have arisen under or pursuant to any Environmental Law on any site or facility owned, operated or leased by the Company, other than liens that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

    (e) There have been no material environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or that are in the possession of, the Company in relation to any site or facility owned, operated or leased by the Company, except those reports that have been made available to Parent prior to the execution of this Agreement.

    (f) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Company's knowledge, since June 30, 1994, no Hazardous Material has been Released, disposed of or arranged to be disposed of by the Company at or about any site or facility now or previously owned, operated or leased by the Company, other than Releases or disposals permitted under Orders issued by any Governmental or Regulatory Authorities.

    (g)  As used herein:

         (i) "Environmental Law" means any Law or Order relating to the environment or to emissions, discharges or Releases of pollutants, contaminants, or chemicals, or industrial, toxic or hazardous substances or wastes, into the environment (including structures, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes;

         (ii) "Hazardous Material" means (A) any chemicals or other materials or substances that are defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "pollutants," "contaminants," or words of similar import under any Environmental Law, including petroleum, friable asbestos, PCBs and CFCs; and (B) any other chemical, material or substance, the presence of or exposure to which is prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law;

         (iii) "Release" means any actual or threatened (as defined under CERCLA) release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment or any structure; and

         (iv) "Remedial Action" means all actions, including any capital expenditures, required by a Governmental or Regulatory Authority, required under any Environmental Law or voluntarily undertaken to (A) clean up, remediate, remove, treat or in any other way ameliorate or address any Hazardous Materials Released into the environment; (B) prevent the Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger public health or the environment; (C) perform pre-remedial studies and investigations or post-remedial monitoring and care relating to a Release; or
(D) bring the applicable party into compliance with any Environmental Law.

    3.13 REAL PROPERTY.

    (a) The Company does not own any real property. Section 3.13 of the DISCLOSURE SCHEDULE contains a list of all real property or interests in real property leased by the Company. Complete and correct copies of all leases so listed, including all modifications, amendments and supplements thereto, have heretofore been made available to Parent and all such leases are in full force and effect in accordance with their respective terms.

    (b) There are no existing defaults or events that, with notice or lapse of time or both, would constitute defaults under any such leases, except for defaults that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. The consummation of the Offer and the Merger will not cause the termination of any such leases or have a Material Adverse Effect on the rights of the Company thereunder and no consent of the lessor thereunder or any third party is required in connection therewith.

    (c) The Company enjoys peaceful and undisturbed possession of its leased properties. The Company has good and valid title to the leasehold estate in each property leased by it, except for (i) mortgages and encumbrances that secure indebtedness properly reflected on the Company Financial Statements in the SEC Filings made prior to the date hereof; (ii) liens for taxes accrued but not yet payable; (iii) liens arising as a matter of Law in the ordinary course of business with respect to obligations incurred after June 30, 1997, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; and (iv) such imperfections of title and encumbrances, if any, as do not, individually or in the aggregate, materially detract from the value or materially interfere with the present use of such property or are listed in Section 3.13 of the DISCLOSURE SCHEDULE.

    (d) The Company is not in violation of any zoning, building or safety Law or Order applicable to the operation of its leased properties that is likely to impede the normal operation of the business of the Company or to have, individually or in the aggregate, a Material Adverse Effect, and the Company has not received any written notice of any such violation with which it has not complied.

    (e) There are no pending or, to the knowledge of the Company, threatened condemnation or similar proceedings relating to any of the leased properties of the Company.

    3.14 LABOR MATTERS. There are no strikes or other disputes or controversies pending or, to the knowledge of the Company, threatened between the Company and any representatives of its employees and, to the knowledge of the Company, there are no organizational efforts underway involving employees of the Company.

    3.15 CONTRACTS; CERTAIN AGREEMENTS. Except as disclosed in SEC Filings made prior to the date hereof or Section 3.15 of the DISCLOSURE SCHEDULE:

    (a) There is no (A) Contract that is material to the business, financial condition or results of operations of the Company, (B) Contract for the future purchase of materials, supplies, merchandise or equipment under which the Company is committed to expend more than $100,000 per year, (C) Contract for the sale or lease of any of the assets of the Company, other than sales of inventory or manufactured goods in the ordinary course of business, (D) mortgage, pledge, conditional sales contract, security agreement, factoring agreement or other similar agreement with respect to any material assets of the Company, (E) consulting agreement providing for annual payments thereunder in excess of $100,000, (F) commitment for any capital expenditures, other than commitments for any capital expenditures described in Section 5.1 of the DISCLOSURE SCHEDULE and such other commitments as do not exceed $250,000 in the aggregate, or (G) non-competition or similar agreement that restricts or hereafter will restrict the geographic or operational scope of the Company's business or the ability of the Company to enter into new lines of business. Neither the Company nor, to the knowledge of the Company, any other party thereto is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred that, with notice or lapse of time or both, could reasonably be expected to result in a default under, any Contract to which the Company is a party or by which the Company or any of its assets or properties is bound, except for breaches, violations and defaults that, individually or in the aggregate, are not having and could not reasonably be expected to have a Material Adverse Effect.

    (b) The Company is not a party to any oral or written (i) union or collective bargaining agreement or (ii) except for the Company Options and agreements entered into pursuant to the Employee Plans and Benefit Arrangements,
(A) agreement with any officer or other employee of the Company, (B) employment agreement with respect to any officer or other employee of the Company, or (C) agreement or plan, including any stock option, stock appreciation right, restricted stock, stock purchase plan, Employee Plan or Benefit Arrangement, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

    (c) Correct and complete copies of each material Contract referred to in Sections 3.15(a) and (b) have been made available to Parent and Sub.

    (d) The consummation of the Merger and the other transactions contemplated by this Agreement will not result in payments (including any gross-up payments in respect of any "excess parachute payments" within the meaning of Section 280G of the Code) under the agreements referred to in Section 3.15(b)(ii).

    3.16 ABSENCE OF CERTAIN LIABILITIES.   Except for matters reflected or
reserved against in the balance sheet as at June 30, 1997 included in the Company Financial Statements, the Company had not at that date, and has not since that date, incurred any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by generally accepted accounting principles to be reflected in a consolidated balance sheet of the Company (including the notes thereto), except liabilities or obligations that (a) were incurred in the ordinary course of business consistent with past practices and (b) have not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

    3.17 OPINION OF FINANCIAL ADVISOR. The Company has received a written opinion dated October 9, 1997 from its financial advisor, Goldman, Sachs & Co., ("Goldman Sachs") that, as of such date, and on the basis of and subject to the matters set forth therein, the Per Share Price was fair to the holders of the Shares from a financial point of view. It is agreed and understood that such opinion is for the sole benefit of the Company's Board of Directors and may not be relied upon by Parent or Sub.

    3.18 TAKEOVER STATUTE. The execution, delivery and performance of this Agreement and the Tender Agreement and the consummation of the transactions contemplated hereby and thereby, including the Offer, the purchase of Shares pursuant thereto and the Merger will not cause Parent or Sub to be an "interested stockholder" within the meaning of Section 203 of the DGCL. La. R.S. 12:140.11-17 is inapplicable to the transactions contemplated by this Agreement and the Tender Agreement.

    3.19 RIGHTS AGREEMENT. The execution and delivery of the Agreement and the Tender Agreement and the consummation of the transactions contemplated hereby and thereby, including the Offer, the purchase of Shares pursuant thereto and the Merger will not result in triggering Section 11 or Section 13 of the Rights Agreement or the occurrence of a "Distribution Date" or "Shares Acquisition Date" and will not result in any person becoming an "Acquiring Person" (as such terms are defined in the Rights Agreement). The Rights will expire at the Effective Time pursuant to the Fourth Amendment.

    3.20 INTELLECTUAL PROPERTY.

    (a) The Company, directly or indirectly, owns, licenses or otherwise possesses (or has applied for), free and clear of all liens and encumbrances, legally enforceable rights to use as they are currently used in the conduct of the Company's business all trademarks, trade names, service marks, trade dress, logos and designs and any and all registrations and applications therefor (and all goodwill associated therewith), all copyrights, whether or not registered, all patents and all applications therefor, computer software and tangible or intangible proprietary information or material (the "Intellectual Property Rights"), except where the failure to so own, license or otherwise possess legally enforceable rights to use could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

    (b) Section 3.20 of the DISCLOSURE SCHEDULE sets forth a complete and accurate list of the Company's (i) registered trademarks, trade names, service marks and copyrights, (ii) patent applications or issued patents and (iii) licenses with respect thereto granted to or by the Company, including applicable expiration dates in the case of patents. Except as set forth in Section 3.20 of the DISCLOSURE SCHEDULE, no claims with respect to the Intellectual Property Rights have been asserted or, to the knowledge of the Company, threatened by any person (A) that the manufacture, use, sale or licensing by the Company infringes on any copyright, patent, trademark, trade secret, service mark or other proprietary right of any person, (B) against the use by the Company of any material trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Company as currently conducted, or (C) challenging the ownership, validity or effectiveness of any of the Intellectual Property Rights. All registered trademarks, service marks, patents, and copyrights owned or held by the Company are valid and subsisting and not subject to cancellation or abandonment proceedings. No claims or actions have been asserted or are threatened by the Company against any person with regard to the Intellectual Property Rights and, to the knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of the Intellectual Property Rights by any third party, including any employee or former employee of the Company, that could reasonably be expected to have a Material Adverse Effect. No Intellectual Property Right is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company.

    3.21 INFORMATION SUPPLIED.

    (a) The Schedule 14D-9 (and any amendment or supplement thereto) will not, on the date of its filing with the SEC and the date it is first published, sent or given to stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by or on behalf of Parent or Sub expressly for inclusion therein and information incorporated by reference therein from documents filed by Parent or any of its subsidiaries with the SEC. The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

    (b) Neither the information supplied or to be supplied in writing by or on behalf of the Company for inclusion in, nor the information incorporated by reference from documents filed by the Company with the SEC into, the Schedule 14D-1 and the Offer Documents will, on the date the Schedule 14D-1 and the Offer Documents (and any amendment or supplement thereto) are filed with the SEC or on the date they are first published, sent or given to stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                                      ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

    Each of Parent and Sub represents and warrants to the Company as follows:

    4.1 ORGANIZATION OF PARENT AND SUB. Parent and Sub are corporations duly incorporated, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and have all requisite corporate power and authority to own their respective properties and carry on their respective businesses as now being conducted. Parent and Sub are duly qualified as foreign corporations to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except to the extent that any failure to so qualify or be in good standing would not have a Parent Material Adverse Effect. As used herein, "Parent Material Adverse Effect" means any change or effect that is materially adverse to the ability of Parent or Sub to perform their respective obligations hereunder or to consummate the transactions contemplated hereby, including the Offer and the Merger. Parent has delivered to the Company correct and complete copies of the certificates of incorporation and by-laws of Parent and Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted only such operations as are required for the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

    4.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation by each of Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate (including stockholder) action on the part of Parent and Sub. This Agreement has been duly and validly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding agreement of Parent and Sub enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

    4.3  NON-CONTRAVENTION; APPROVALS AND CONSENTS.

    (a) The execution and delivery of this Agreement and the Tender Agreement by Parent and Sub do not, and the performance by Parent and Sub of their obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, permit the termination of any provision of or result in the termination of or the acceleration of the maturity or performance of, or result in the creation or imposition of any lien upon any of the assets or properties of the Parent or any of its subsidiaries under, any of the terms, conditions or provisions of (i) the certificates of incorporation or by-laws (or other comparable charter documents) of the Parent or any of its subsidiaries, or (ii) subject to the taking of the actions described in paragraph (b) of this Section 4.3, (A) any Law or Order applicable to Parent or any of its subsidiaries or any of their respective assets or properties, (B) any Contract to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or any of their respective assets or properties is bound, or (C) any employee benefit plan of Parent or any of its subsidiaries; except, with respect to the foregoing clause (ii) those that, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect.

    (b)  Except for (i) the premerger notification requirements of the HSR Act,
(ii) the requirements of the Securities Act, the Exchange Act and any relevant national securities exchange, and (iii) the filing of appropriate documents relating to the Merger required by the DGCL, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other person is necessary or required under any of the terms, conditions or provisions of any Law or Order or any Contract to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or any of their respective assets or properties is bound, for the execution and delivery of this Agreement or the Tender Agreement by each of Parent and Sub, the performance by each of Parent and Sub of its obligations hereunder or thereunder or the consummation by Parent or Sub of the transactions contemplated hereby or thereby, except those as to which the failure to make or obtain, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect.

    4.4 BROKERS AND FINDERS. Neither Parent nor Sub has employed any broker or finder to act on behalf of Parent or Sub, or has incurred or will incur any liability for any brokerage fees or finders' fees in connection with the transactions contemplated hereby.

    4.5  LEGAL PROCEEDINGS.   (i) There are no actions, suits, arbitrations,
proceedings or investigations pending or, to the knowledge of Parent, threatened, against Parent or any of its subsidiaries or any of their respective assets or properties that, individually or in the aggregate, could reasonably be expected to have a Parent Material Adverse Effect, and (ii) neither Parent nor any of its subsidiaries is subject to any Orders that, individually or in the aggregate, could reasonably be expected to have a Parent Material Adverse Effect.

    4.6 FINANCING. Parent has or has available to it pursuant to credit facilities and will provide, or cause to be provided to Sub, the funds necessary to consummate the Offer and the Merger.

    4.7  INFORMATION SUPPLIED.

    (a) The Schedule 14D-1 and the Offer Documents (and any amendments or supplements thereto) will not, on the date filed with the SEC and first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Sub with respect to information supplied in writing by or on behalf of the Company expressly for inclusion therein and information incorporated by reference therein from documents filed by the Company with the SEC. The Schedule 14D-1 and the Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act.

    (b) Neither the information supplied or to be supplied in writing by or on behalf of Parent or Sub for inclusion in, nor the information incorporated by reference from documents filed by Parent or any of its subsidiaries with the SEC into, the Schedule 14D-9 (and any amendments or supplements thereto) will, on the date the Schedule 14D-9 is filed with the SEC and first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                                      ARTICLE V
                                      COVENANTS

    5.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. Except as described on the DISCLOSURE SCHEDULE or as otherwise expressly contemplated by this Agreement, prior to the Effective Time, unless Parent shall otherwise agree in writing:

    (a) The business of the Company shall be conducted only in the ordinary course consistent with past practices.

    (b) The Company shall use its commercially reasonable best efforts to preserve intact in all material respects the business organization of the Company, to keep available the services of its officers and employees and to preserve the goodwill of those having business relationships with it.

    (c) The Company shall not (i) amend its certificate of incorporation or by-laws; (ii) split, combine, reclassify or take similar action with respect to any of its capital stock; (iii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver any additional shares, or rights of any kind to acquire any shares (whether through the granting or issuance of options, warrants, commitments, subscriptions, rights to purchase or otherwise), of its capital stock of any class or any other securities or equity equivalents (including without limitation stock appreciation rights), other than Shares issuable upon the exercise of Company Options outstanding on the date hereof;
(iv) purchase, redeem or otherwise acquire any Shares or any other securities of the Company; (v) declare, set aside or pay any dividend payable in cash, stock or property or make any other distributions with respect to Shares or any other shares of its capital stock of any class; (vi) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization of the Company; or (vii) make any commitment to do any of the foregoing.

    (d) The Company shall not (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any investment in any other person, either by purchase of stock or securities, contribution to capital, property transfer or purchase of any material amount of property or assets; (ii) other than sales of inventory and manufactured goods in the ordinary course of its business consistent with past practices, sell, lease, grant any security interest in or otherwise dispose of or encumber any material amount of its assets or properties; (iii) incur any indebtedness for borrowed money other than borrowings in the ordinary course of business under existing lines of credit (or under any extension or refinancing of such existing lines of credit, PROVIDED that the aggregate amount available to be borrowed thereunder is not increased thereby), or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person; (iv) make any capital expenditure or commitment for additions to plant, property or equipment constituting capital assets except expenditures pursuant to commitments existing as of the date of this Agreement and reflected in Section 5.1 of the DISCLOSURE SCHEDULE and except for such expenditures as do not exceed $250,000 in the aggregate; (v) change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve or change any other material accounting principles or practices used by it (except changes that may be necessary or appropriate in order to comply with a change in generally accepted accounting principles that takes effect after the date of this Agreement); (vi) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction of (A) liabilities in the ordinary course consistent with past practices and (B) costs relating to this Agreement and the transactions contemplated hereby; (vii) waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing material license, lease, contract or other document (including without limitation the Contracts listed in Section 3.15 of the DISCLOSURE SCHEDULE);
(viii) make any tax election or settle or compromise any federal, state, local or foreign tax liability; or (ix) enter into any contract, agreement, commitment or arrangement with respect to, or resolve to do, any of the foregoing.

    (e) The Company shall not (i) enter into any new severance or change of control or employment agreement; (ii) amend any existing employment or change of control or severance agreement; (iii) grant any increases in compensation or benefits other than in the ordinary course consistent with past practices;
(iv) adopt any new Employee Plan or Benefit Arrangement; (v) make any change in or to any existing Employee Plan or Benefit Arrangement, other than such changes as are required by Law or that, in the opinion of its counsel, are necessary or advisable to maintain the tax-qualified status of such Employee Plan or Benefit Arrangement; (vi) make any grants, awards or distributions under any Employee Plan or Benefit Arrangement, other than in the ordinary course consistent with past practices and those grants, awards or distributions required to be made under such Employee Plans or Benefit Arrangements as in effect on the date of this Agreement; or (vii) make any amendment to any provision of any outstanding grant or award that materially increases the potential cost thereof to the Company except as provided in Section 2.8.

    (f) The Company shall use its commercially reasonable best efforts not to cause any of its representations or warranties to become untrue.

    5.2  NO SOLICITATION.

    (a) From and after the date hereof, the Company shall not, and shall not permit any of its directors, officers, employees, attorneys, financial advisors, agents or other representatives to, directly or indirectly, solicit, initiate, encourage (including by way of furnishing information), or take any other action to facilitate, any inquiry or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Takeover Proposal (as hereinafter defined) from any person, or engage or participate in, enter into or continue discussions or negotiations relating to, or agree to or endorse, any Takeover Proposal, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. In addition, the Company shall, and shall cause its directors, officers, employees, attorneys, financial advisors, agents and other representatives to, immediately cease any existing discussions or negotiations, or other activities referred to in the immediately preceding sentence, with any person conducted heretofore with respect to any of the foregoing matters referred to in the immediately preceding sentence. Notwithstanding the foregoing, the Company may (i) furnish information pursuant to a customary confidentiality agreement concerning the Company and its businesses, properties or assets to a third party who has made an unsolicited Superior Proposal after the date hereof, (ii) engage in discussions or negotiations with such a third party who has made an unsolicited Superior Proposal (as hereinafter defined) after the date hereof, and/or (iii) following receipt of an unsolicited Superior Proposal after the date hereof, take and disclose to its stockholders a position contemplated by Rule 14e-2 (a) under the Exchange Act or otherwise make disclosure to its stockholders, but in each case referred to in the foregoing clauses (i) through (iii) only to the extent that the Board of Directors of the Company shall have concluded in good faith, after consultation with its outside counsel, that such action is required to prevent the Board of Directors of the Company from breaching its fiduciary duties to the stockholders of the Company under Delaware law; PROVIDED that the Board of Directors of the Company shall not take any of the actions referred to in clauses (i) through (iii) above until the second business day after it has delivered the Notice of Superior Proposal (defined in Section 5.2(b)) with respect thereto in accordance with the first sentence of Section 5.2(b). As used in this Agreement: (i) "Takeover Proposal" means any proposal or offer, or any expression of interest by any person relating to the Company's willingness or ability to receive or discuss any proposal or offer (other than a proposal or offer by Parent or Sub), for any tender or exchange offer, merger, consolidation, recapitalization or other business combination involving the Company or the acquisition in any manner of a substantial equity interest in (10% or more), or a substantial portion of the assets of, the Company or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Offer, the purchase of Shares pursuant to the Offer or the Merger; and (ii) "Superior Proposal" means a bona fide written proposal or offer made by any person to acquire the Company pursuant to any tender or exchange offer, merger, consolidation, recapitalization or other business combination or acquisition of all or substantially all of the assets of the Company on terms that the Board determines in good faith, and in the exercise of sound and reasonable judgment (after consultation with outside legal counsel and independent financial advisors), to be more favorable to the Company and its stockholders than the transaction contemplated hereby (taking into account any fees or expenses payable hereunder or thereunder and conditions to consummation) and for which any required financing is committed or that, in the good faith and sound and reasonable judgment of the Board (after consultation with independent financial advisors), is reasonably capable of being financed by such person.

    (b) The Company shall promptly advise Parent orally and in writing of the receipt of any Takeover Proposal or any inquiry that could reasonably be expected to lead to a Takeover Proposal, the material terms and conditions thereof, and the identity of the person making any such proposal or inquiry (the "Notice of Superior Proposal"). The Company will keep Parent fully informed of the status and details of any such proposal or inquiry. The parties understand and agree that the Company shall be entitled to disclose to its stockholders any information that is required by applicable Law (including without limitation the Exchange Act) regarding any such proposal or inquiry.

    (c) The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party.

    5.3  PROXY STATEMENT; SPECIAL MEETING.

    (a) Promptly after consummation of the Offer, the Company shall prepare and file with the SEC, if required by federal securities laws, a preliminary form of the proxy statement (the "Proxy Statement") to be mailed to the stockholders of the Company in connection with the meeting of such stockholders to consider and vote upon the Merger (the "Special Meeting). The Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act. The Company will notify Parent of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the reasonable opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with or sent to the SEC. The Company agrees to use its commercially reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company. If at any time prior to the approval of this Agreement by the Company's stockholders there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will prepare and mail to its stockholders such an amendment or supplement.

    (b) The Company shall take all action necessary in connection with applicable Law to duly call, give notice of, convene and hold the Special Meeting as promptly as practicable after the consummation of the Offer to consider and vote upon this Agreement and the transactions contemplated hereby. The Company shall use its best efforts to obtain the necessary approval of this Agreement and the Merger by its stockholders.

    (c) The Company shall, through its Board, recommend that its stockholders vote in favor of the adoption of this Agreement and the transactions contemplated hereby, subject to the Board's fiduciary duty under applicable Law, exercised after consultation with the Company's outside legal counsel.

    (d) At the Special Meeting, Parent and Sub and its direct and indirect subsidiaries shall vote, or cause to be voted, all Shares owned by them in favor of the Merger.

    (e) Notwithstanding the foregoing, in the event that Sub shall acquire at least 90% of the outstanding Shares in connection with the Offer, the Company agrees, at the request of Sub, subject to Article VI, to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders, in accordance with Section 253 of the DGCL.

    5.4 FILINGS, OTHER ACTION. Subject to the terms and conditions herein provided, the Company and Parent shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act; (b) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, all Governmental or Regulatory Authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (c) use their commercially reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Parent and the Company shall take all such necessary action.

    5.5 PUBLIC ANNOUNCEMENTS. The initial press release or releases with respect to the transactions contemplated by this Agreement shall be in the form agreed to by Parent and the Company. Thereafter, for as long as this Agreement is in effect, Parent and Sub, on the one hand, and the Company, on the other hand, shall not, and shall cause their subsidiaries and affiliates not to, issue or cause the publication of any press release or any other announcement (including without limitation announcements to employees, customers or suppliers) with respect to the Offer, the Merger or this Agreement without the consent of the other (which shall not be withheld unreasonably), except where such release or announcement is required by applicable Law or pursuant to any listing agreement with, or the rules or regulations of, any securities exchange or any other regulatory requirements. This Section 5.5 shall supersede the provisions of paragraph 2 of the Confidentiality Agreement (defined in Section 8.11).

    5.6  INSPECTION; CONFIDENTIALITY; NOTIFICATION.

    (a)   From the date hereof to the Effective Time, the Company shall
(i) allow all officers, attorneys, accountants and other representatives of Parent reasonable access at all reasonable times to the offices, books, records and files, correspondence, audits, personnel and properties, as well as to all information relating to Contracts, titles and financial commitments, or otherwise pertaining to the business and affairs, of the Company, (ii) furnish to Parent's counsel, financial advisors, auditors and other representatives such financial and operating data and other information as such persons may reasonably request, (iii) instruct its employees, counsel and financial advisors to cooperate with Parent in Parent's investigation of the business of the Company, and (iv) make its personnel available at reasonable times for discussions with representatives of Parent. Information obtained pursuant to the immediately preceding sentence shall constitute "Confidential Information" under the Confidentiality Agreement (defined in Section 8.11), subject to paragraph 4 of that agreement. This Section 5.6(a) shall supersede the provisions of paragraph 1 of the Confidentiality Agreement.

    (b) Parent and Sub shall, upon request by the Company, provide the Company, its counsel, accountants and other authorized representatives with such information concerning Parent or Sub as may be reasonably requested by the Company and necessary for the Company to ascertain the accuracy and completeness of the information supplied by or on behalf of Parent or Sub for inclusion in the Schedule 14D-9 and the Proxy Statement. Except as and to the extent required by

Law, the Company shall keep confidential any information furnished to it pursuant to the preceding sentence that is reasonably designated as confidential at the time of delivery.

    (c) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Company, Parent or Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 5.6(c) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    5.7 CONDUCT OF BUSINESS BY SUB PENDING THE MERGER. Prior to the Effective Time and subject to any applicable regulatory approvals, Parent shall cause Sub to (a) perform its respective obligations under this Agreement in accordance with the terms hereof and take all other actions necessary or appropriate for the consummation of the transactions contemplated hereby and (b) not engage directly or indirectly in any business or activities of any kind whatsoever and not enter into any agreements or arrangements with any person or entity, or be subject to or be bound by any obligation or undertaking that is not contemplated by this Agreement.

    5.8 EMPLOYEE BENEFITS. Parent and the Surviving Corporation will, for a period of not less than two years after the consummation of the Offer, either
(a) make available, or cause to be made available, for the benefit of employees of the Company, continued participation in the "employee benefit plans" (as such term is defined in Section 3(3) of ERISA) maintained by the Company immediately prior to the Effective Time under terms and conditions substantially similar to those in effect immediately prior to the Effective Time or (b) make available, or cause to be made available, under terms and conditions substantially similar to the terms and conditions under which Parent's employees participate in Parent's employee benefit plans, participation in (i) employee benefit plans maintained by Parent or (ii) employee benefit plans established by Parent for the benefit of employees of the Company that are substantially similar to the employee benefit plans maintained by Parent; provided, however, nothing contained in this Section 5.8 shall be construed to give any employee of Parent or the Company, either prior to or after the Effective Time, any right to participate in, accrue or receive any benefit under or receive any equivalent benefit or compensation that would be or have been accrued or received under, any employee benefit plan maintained either by the Company or Parent either prior to or after the Effective Time. Parent shall honor all change of control agreements listed in Section 3.15 of the DISCLOSURE SCHEDULE. Any employees of the Company who participate in Parent's employee benefit plans after the consummation of the Offer shall be given credit thereunder for past service with the Company for participation and vesting purposes.

    5.9 INDEMNIFICATION OF DIRECTORS AND OFFICERS. (a) Notwithstanding anything herein to the contrary, the certificate of incorporation and by-laws (or equivalent governing instruments) of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation and indemnification of directors and officers than are set forth in the certificate of incorporation and by-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Effective Time were directors, officers, agents or employees of the Company or who were otherwise entitled to indemnification pursuant thereto.

    (b) The Company shall and, after the consummation of the Offer, Parent shall cause the Company to maintain in effect for not less than six years after the Effective Time, and for so long thereafter as any claim asserted during such time has not been fully adjudicated by a court of competent jurisdiction, the current policies of directors' and officers' liability insurance maintained by the Company on the date hereof with respect to matters occurring through the Effective Time (including, without limitation, the transactions contemplated by this Agreement) and covering parties who are covered by such current policies. Prior to the consummation of the Offer, the Company shall endeavor to, and shall be permitted to, satisfy its obligations under the preceding sentence by extending coverage under such insurance policies pursuant to a six year "tail" policy (provided that the lump sum payment to purchase such coverage does not exceed $250,000). If such a "tail" policy cannot be purchased on such terms prior to the consummation of the Offer, then the Company shall endeavor to obtain the coverage contemplated by the first sentence of this Section 5.9(b) at the lowest premium cost reasonably available; PROVIDED, HOWEVER, that the Company shall not be obligated to make annual payments that exceed 200% of the annual premium payments in effect as of the date this Agreement (in which case the Company shall obtain the maximum amount of coverage that may be obtained for such premium or purchase tail coverage on the terms and conditions specified in the proviso that follows); and PROVIDED FURTHER that during such six-year period the Company shall review, not less than annually, the feasibility of purchasing tail coverage for the balance of such six-year period and shall endeavor to purchase such coverage if it is available at a cost not exceeding the maximum amount that the Company would otherwise be obligated to pay under the previous proviso. The Company represents and warrants that the current annual premium for such current policies is $80,000. Parent will cause the Surviving Company to honor in accordance with their respective terms each of the indemnity agreements between the Company and its officers and directors as in effect on the date of this Agreement and shall not cause the Company to terminate such agreements prior to or after the Effective Time.

    (c) The Company, and, from and after the Effective Time, the Surviving Corporation, shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company (an "Indemnified Party") against all losses, expenses, claims, damages, liabilities, judgments and settlement amounts that are paid or incurred in connection with actions or omissions occurring on or prior to the Effective Time (including without limitation the transactions contemplated by this Agreement) to the fullest extent permitted or required under Delaware law and, in the case of indemnification by the Surviving Corporation, to the fullest extent permitted under Delaware law, the certificate of incorporation and the by-laws of the Company in effect at the date hereof, including provisions relating to advances of expenses incurred in the defense of any action or suit.

    (d) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and each party entitled to insurance coverage under paragraph (b) above, respectively, and his or her heirs and legal representatives, and shall be in addition to any other rights an Indemnified Party may have under the DGCL, any indemnity agreement, the certificate of incorporation or bylaws of the Surviving Corporation or otherwise.

    5.10 CLOSING CONDITIONS. Following consummation of the Offer, each of the Company, Sub and Parent shall use their commercially reasonable best efforts to fulfill the conditions specified in Article VI, to the extent the fulfillment of such conditions is within their control, and, subject to Article VI, to consummate the Merger on the earliest date practicable. The foregoing obligation includes refraining from any actions that would cause the Company, Parent or Sub's representations and warranties to be inaccurate in any material respect as of the Closing, executing and delivering the agreements and other documents referred to in Article VI and preparing all documentation reasonably requested by the other party.

    5.11 SCHEDULE 14D-1. Parent and Sub (and the Company with respect to written information supplied specifically for use in the Schedule 14D-1 and the Offer Documents) shall promptly correct the Schedule 14D-1 and the Offer Documents if and to the extent that they shall have become false or misleading in any material respect and Parent and Sub shall take all steps necessary to cause such documents as so corrected to be filed with the SEC and disseminated to the Company's stockholders to the extent required by applicable federal securities laws.

    5.12 SCHEDULE 14D-9. The Company (and Parent and Sub with respect to written information supplied specifically for use in the Schedule 14D-9) shall promptly correct the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Company shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the Company's stockholders to the extent required by applicable federal securities laws.

                                      ARTICLE VI
                               CONDITIONS TO THE MERGER

    The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Effective Time, of each of the following conditions:

    (1) Sub shall have purchased all Shares validly tendered pursuant to the Offer;

    (2) If required by the DGCL, the Merger and this Agreement shall have received the Requisite Stockholder Approval;

    (3) No Governmental or Regulatory Authority shall have issued an Order or ruling or taken any other action declaring illegal or otherwise prohibiting the Merger; provided, that if the foregoing has occurred, each party will use its commercially reasonable best efforts to cause such action to be vacated or reversed so that the Merger may be consummated; and

    (4) Any applicable waiting period under the HSR Act shall have expired or terminated.

                                     ARTICLE VII
                          TERMINATION, AMENDMENT AND WAIVER

    7.1 TERMINATION. Subject to the requirements of Section 1.3(c) with respect to terminations by the Company, this Agreement may be terminated at any time (upon written notice to the other parties hereto) prior to the Effective Time, whether before or after approval by the stockholders of the Company:

    (a)  by the Company, if:

         (i) the Company receives a Superior Proposal (defined in Section 5.2) prior to the consummation of the Offer; PROVIDED that, prior to terminating this Agreement, (A) the Company shall have provided the Notice of Superior Proposal in accordance with the first sentence of Section 5.2(b), (B) at least two business days later, the Board shall have re-determined in good faith, and in the exercise of sound and reasonable judgment (after consultation with outside legal counsel and independent financial advisors), that the Superior Proposal continues to be a Superior Proposal after taking into account any improved terms proposed by Parent and Sub prior to the expiration of such two business day period and (C) the Company shall have paid to Parent the Fee required pursuant to Section 7.2(b); or

         (ii) the Offer has not been timely commenced in accordance with
Section 1.1; or

    (b)  by Parent and Sub, if:

         (i) the Board shall have withdrawn or modified, in any manner adverse to Parent and Sub, the approval or recommendation by the Board of this Agreement, the Offer or the Merger or approved or recommended any Takeover Proposal (defined in Section 5.2), or shall have resolved to do any of the foregoing; or

         (ii) if the Company shall directly or indirectly through agents or representatives continue negotiations with any Third Party concerning any Takeover Proposal or Superior Proposal for more than 20 business days after having first furnished information or commenced negotiations with such Third Party (whichever occurred earlier) with respect thereto; or

         (iii) (A) If a Takeover Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to the Company and (B) the Company shall not have rejected such Takeover Proposal within 15 business days (or 10 business days if required by the federal securities laws) after the earlier of its receipt thereof or the date its existence first becomes publicly disclosed; or

    (c)  by Parent and Sub or by the Company, if:

         (i) the Offer shall be terminated or expire in accordance with its terms without the purchase of any Shares pursuant thereto; provided, however, that Parent and Sub shall not be entitled to terminate for such reason if the cause thereof is a breach by Parent or Sub of any of their obligations under this Agreement, and the Company shall not be entitled to terminate for such reason if the cause thereof is a breach by the Company of any of its obligations under this Agreement; or

         (ii) there occurs a material breach by the other party of any representation or warranty or covenant or agreement made by the defaulting party:

              (A) that by its nature cannot be cured prior to the expiration of the Offer, or

              (B) that is curable, but has not been cured prior to the expiration of the Offer;

provided that the terminating party itself is not in material breach of this Agreement and further provided that Parent and Sub may terminate this Agreement after the consummation of the Offer only if their acts or omissions did not cause or substantially contribute to the material breach; or

         (iii) any Governmental or Regulatory Authority shall have issued an Order or ruling or taken any other action declaring illegal or otherwise prohibiting the consummation of the Offer or the Merger and such Order shall have become final and nonappealable; or

         (iv) Sub shall not have purchased all Shares validly tendered pursuant to the Offer within 120 calendar days following the commencement of the Offer, and this Agreement has not been terminated under another subsection of this
Section 7.1; or

    (d) by mutual written consent of the Boards of Directors of the Company, Parent and Sub.

    7.2 EFFECT OF TERMINATION. (a) In the event of a termination by either the Company or Parent and Sub pursuant to Section 7.1, this Agreement will forthwith become null and void and there will be no further liability or obligation on the part of either the Company or Parent or Sub (or any of their respective representatives or affiliates) as a result of a breach of any representation, warranty, covenant or condition of this Agreement, except that:

         (i) the provisions of Section 5.5, the second sentence of Section 5.6(a), this Article 7, Article 8 and the Confidentiality Agreement (defined in, and to the extent set forth in, Section 8.11) shall survive any such termination; and

         (ii) nothing contained herein shall relieve any party hereto of liability for breach of its representations, warranties, covenants or agreements contained in this Agreement or in the Confidentiality Agreement (defined in, and to the extent set forth in, Section 8.11) prior to such termination.

    (b)  If:

         (i)  this Agreement is terminated (A) by the Company pursuant to
Section 7.1(a)(i) hereof or (B) by Parent and Sub pursuant to 7.1(b)(i) hereof;
or

         (ii) (A) this Agreement is terminated (1) by Parent and Sub pursuant to Section 7.1(b)(ii), 7.1(b)(iii), or 7.1(c)(ii) hereof, (2) by Parent and Sub or by the Company pursuant to Section 7.1(c)(iii) hereof, but only if the Order, ruling or other action by the Governmental or Regulatory Authority giving rise thereto is issued or taken as a result of an action, suit or proceeding in which a Third Party who has made a Takeover Proposal or Superior Proposal is a participant or which involves issues arising out of a Takeover Proposal or Superior Proposal, or (3) by Parent and Sub or by the Company pursuant to
Section 7.1(c)(i) or 7.1(c)(iv) hereof, but only if, at the time of such termination, the Minimum Condition shall not have been satisfied, AND (B) within 12 months thereafter, either (1) the Company enters into an agreement with respect to any Third Party Acquisition or (2) any Third Party Acquisition occurs, AND (C) after the execution and delivery of this Agreement but prior to such termination, (1) the Company (or its agents) had discussions with respect to such Third Party Acquisition, (2) the Company (or its agents) furnished information with respect to or with a view to such Third Party Acquisition or
(3) a Third Party announced an interest publicly with respect to any Third Party Acquisition, or indicated an interest or made a proposal with respect to any Third Party Acquisition and thereafter such indication or proposal became public, or, with respect to any Third Party that announced an interest publicly prior to the date hereof with respect to any Third Party Acquisition, or indicated an interest or made a proposal prior to the date hereof with respect to any Third Party Acquisition, such Third Party indicated publicly its continued interest with respect to such Third Party Acquisition, or indicated its continued interest or amended any previous proposal with respect to such Third Party Acquisition and thereafter such indication or amendment became public;

then the Company shall pay to Parent, within two business days following any such termination under paragraph (i) above or within two business days following the occurrence of the earlier of the events described in paragraph (ii)(B) in the event of any such termination under paragraph (ii) above, a fee, in cash and in immediately available funds, of $5 million (the "Fee"); PROVIDED, HOWEVER, that the Company in no event shall be obligated to pay more than one Fee with respect to all such terminations; PROVIDED, FURTHER, that the Company shall not be obligated to pay the Fee pursuant to this Section if Parent or Sub shall be in material breach of its covenants or agreements in this Agreement, and, PROVIDED FURTHER, that the Company shall reimburse Parent for all reasonable attorneys' fees and other out-of-pocket expenses incurred with collecting a Fee hereunder if it is ultimately determined that a Fee is payable by the Company hereunder.

    For purposes of this Section:


    "THIRD PARTY" means any person other than Parent, Sub or any affiliate thereof.

    "THIRD PARTY ACQUISITION" means the occurrence of any of the following events, in a single transaction or a series of related transactions: (i) the acquisition of the Company by merger, tender offer, exchange offer or otherwise by any Third Party; (ii) the acquisition by a Third Party of 30% or more of the assets of the Company and its subsidiaries, taken as a whole; (iii) the acquisition by a Third Party or the Company of more than 30% of the outstanding Shares; or
(iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend. The Company acknowledges that the provisions contained in this subsection 7.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these provisions, Parent would not enter into this Agreement.

    (c) Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

    7.3 AMENDMENT. Subject to Section 1.3(c), this Agreement may be amended, supplemented or modified by action taken by the respective Boards of Directors of the parties hereto at any time prior to the Effective Time, whether prior to or after the Requisite Stockholder Approval shall have been obtained, but after such approval only to the extent permitted by applicable Law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by each party hereto.

    7.4 WAIVER. At any time prior to the Effective Time, any party hereto may, by action of its Board of Directors, to the extent permitted by applicable Law (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or
(c) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

                                     ARTICLE VIII
                                  GENERAL PROVISIONS

    8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company in this Agreement shall terminate upon the consummation of the Offer.

    8.2  CERTAIN DEFINITIONS.   For purposes of this Agreement, the following
terms have the following meanings:

    (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the first mentioned person;

    (b) "associate" when used to indicate a relationship with any person, has the meaning specified in Rule 405 promulgated under the Securities Act;

    (c) "person" includes an individual, corporation, partnership, association, trust, other entity or any unincorporated organization; and

    (d) a "subsidiary" of a person is any corporation or other incorporated or unincorporated organization more than 50% of the equity interests of which are beneficially owned directly or indirectly by such person or with respect to which such person has the right to exercise control.

    8.3 NOTICES. Any notices or other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or by a nationally recognized overnight delivery service, or transmitted by facsimile transmission (with confirmation of receipt), or five days after dispatch by registered or certified mail, postage prepaid, addressed to the parties at the following addresses or facsimile numbers:

    (a)  If to the Company, to:   Melamine Chemicals, Inc.
                                  River Road, Hwy. 8
                                  Donaldsonville, LA  70346
         Attention:               Fred Huber, Chief Executive Officer
         Facsimile:               (504) 473-0550

         with a copy to:          Jones, Walker, Waechter, Poitevent,
                                    Carrere & Denegre, L.L.P.
                                  201 St. Charles Avenue
                                  New Orleans, LA 70170
         Attention:               L. R. McMillan, II
         Facsimile:               (504) 582-8012

    (b)  If to Parent or Sub, to: Borden Chemical, Inc.
                                  180 East Broad Street
                                  Columbus, Ohio 43215
         Attention:               Lawrence L. Dieker, Esq.,
                                  Vice President, General Counsel and Secretary
         Facsimile:               (614) 225-4238

         with copies to:          Borden, Inc.
                                  180 East Broad Street
                                  Columbus, Ohio 43215
         Attention:               William F. Stoll, Jr., Esq., Senior
                                  Vice President and General Counsel
         Facsimile:               (614) 627-8374
         and

                             Simpson Thacher & Bartlett
                             425 Lexington Avenue
                             New York, New York 10017
         Attention:          David J. Sorkin, Esq.
         Facsimile:          (212) 455-2502

or such other address as shall be furnished in writing by any party.

    8.4 HEADINGS. The descriptive headings of the several articles and sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

    8.5 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the conflict of Laws provisions thereof.

    8.6  NO ASSIGNMENT; BINDING EFFECT.   Neither this Agreement nor any right,
interest or obligation hereunder may be assigned, by operation of Law or otherwise, by any party hereto without the prior written consent of the other parties hereto, and any attempt to do so will be void; PROVIDED that Parent may assign its rights and obligations or those of Sub to any direct or indirect wholly owned subsidiary of Parent or Borden, Inc., a Delaware corporation, but no such assignment shall relieve Parent or Sub, as the case may be, of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

    8.7 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    8.8  THIRD PARTY BENEFICIARIES.   The terms and provisions of this
Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as otherwise expressly provided in Section 5.9, it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

    8.9  INVALID PROVISIONS.    If any provision of this Agreement is held to
be illegal, invalid or unenforceable under any present or future Law or Order, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

    8.10 SPECIFIC PERFORMANCE. Nothing in this Agreement shall preclude a party from seeking specific performance, injunctive relief or any other remedies not involving the payment of monetary damages in the event of any breach or violation (or threatened breach or violation) of any provision of this Agreement by the other party and each party acknowledges that, in light of the unique benefit to it of its rights under this Agreement, such remedies shall be available in respect of any such breach or violation by it in any suit properly instituted in a court of competent jurisdiction and shall be in addition to any other remedies available at Law or in equity to such party.

    8.11 ENTIRE AGREEMENT. The Confidentiality and Standstill Agreement dated as of July 24, 1997 between Parent and the Company (the "Confidentiality Agreement") shall remain in full force and effect except as expressly superseded hereby; provided that if the Company has paid (or is obligated to pay) the Fee, the standstill provisions of the Confidentiality Agreement shall terminate.
This Agreement (including the Annexes, schedules, documents and instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersedes (with prospective effect only) any other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

    8.12 JURISDICTION. The parties to this Agreement, acting for themselves and for their respective successors and assigns, hereby irrevocably and unconditionally consent to submit to the non-exclusive jurisdiction of the courts of the State of Delaware and of the United States located in such State for any actions, suits or proceedings arising out of or relating to this Agreement (and none of such persons shall commence any action, suit or proceeding relating thereto except in such courts). Each such person hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in the courts of the State of Delaware or of the United States located in such State.



                                    *  *  *  *  *

    IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first written above.

                             BORDEN CHEMICAL, INC.


                             By:  /s/  Joseph M. Saggese
                                  ----------------------
                                  Name:     Joseph M. Saggese
                                  Title:    Chairman of the Board, President,
                                            and Chief Executive Officer

                             MC MERGER CORP.


                             By:  /s/  James O. Stevning
                                  ----------------------
                                  Name:     James O. Stevning
                                  Title:    President

                             MELAMINE CHEMICALS, INC.


                             By:  /s/  Frederic R. Huber
                                  ----------------------
                                  Name:   Frederic R. Huber
                                  Title:  President and Chief Executive Officer


    The undersigned hereby irrevocably and unconditionally guarantees the obligations of Borden Chemical, Inc. hereunder.


                             BORDEN, INC.


                             By:  /s/  Ellen German Berndt
                                  ------------------------
                                  Name:  Ellen German Berndt
                                  Title: Secretary

                                        ANNEX A

                               CONDITIONS TO THE OFFER

    Notwithstanding any other provision of the Offer, Sub shall not be required to accept for payment or pay for any tendered Shares (subject to any applicable rules and regulations of the SEC, including Rule 14e1(c) under the Exchange
Act), if

         (a) as of the expiration of the Offer, there shall not have been validly tendered and not withdrawn pursuant to the Offer a number of Shares such that, upon consummation of the Offer, Sub and its affiliates will beneficially own in the aggregate not less than 51% of the Shares outstanding on a fully diluted basis (the "Minimum Condition");

         (b) any applicable waiting period under the HSR Act shall not have expired or terminated prior to the expiration of the Offer;

         (c) at any time on or after the date of this Agreement and before the time of the expiration of the Offer (or, in the case of conditions related to regulatory matters, before the acceptance of any of the Shares for payment or the payment thereof), any of the following events shall have occurred and be continuing:

              (i) any Law or Order that (A) has the effect of making illegal or otherwise restraining, prohibiting or making materially more costly the making or consummation of the Offer or the Merger or prohibiting the performance of this Agreement, (B) prohibits or imposes any material limitation on the ability of Sub or Parent effectively to acquire or to hold or exercise full rights of ownership of the Shares purchased pursuant to the Offer including the right to vote such Shares on all matters properly presented to the Company's stockholders; or (C) prohibits or materially limits the ownership or operation by the Company or any of its subsidiaries, or by Parent, Sub or any of Parent's subsidiaries, of all or any material portion of the business or assets of the Company, or compels Sub, Parent or any of Parent's subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, as a result of the transactions contemplated by the Offer or this Agreement;

              (ii) (A) any action or proceeding brought or threatened by any Governmental or Regulatory Authority that seeks any Order having any effect set forth in clause (i) above or (B) any action or proceeding brought by any other person that could reasonably be expected to result in any Order having any effect set forth in clause (i) above;

              (iii) (A) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any material limitation (other than an increase in interest rates) imposed by any Governmental or Regulatory Authority on the extension of credit by lending institutions in general, (B) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market or (C) a decline of at least 30% in both the Dow Jones Average of Industrial Stocks and the Standard & Poor's 500 index from the date hereof; provided that such situation remains in effect through the date that any party seeks to assert the failure of this condition;

              (iv) a commencement of a war or armed hostilities or other national or international crisis involving the United States and having a significant adverse effect on general economic conditions or the functioning of the financial markets in the United States;

              (v) the representations and warranties made by the Company in the Agreement that are subject to a materiality qualification shall not be true and correct, or the representations and warranties made by the Company in the Agreement that are not so qualified shall not be true and correct in any respect that would have a Material Adverse Effect in each case as of the date of the consummation of the Offer as though made on and as of such date or, in the case of representations and warranties made as of a specific date earlier than the date of the consummation of the Offer, on and as of such earlier date; provided, however, that if Parent or Sub discovers such a breach of a representation or warranty, Parent or Sub shall promptly notify the Company of the nature of such breach and the Company shall be entitled to attempt to cure such breach prior to the expiration of the Offer;

              (vi) the Company shall not have performed and complied with, in all material respects (without reference to any materiality qualifications contained therein), each agreement and covenant required by the Agreement to be performed or complied with by it; provided, however, that if Parent or Sub discovers such a breach of an agreement or covenant, Parent or Sub shall promptly notify the Company of the nature of such breach and the Company shall be entitled to attempt to cure such breach prior to the expiration of the Offer;

              (vii) the Agreement shall have been terminated in accordance with its terms,

which, in the case of paragraphs (a) through (c)(vi) above, makes it inadvisable, as determined by Sub in good faith, to proceed with the Offer or with such acceptance for payment or payment.

    The foregoing conditions are for the sole benefit of Parent and Sub and may be asserted by Parent or Sub regardless of the circumstances giving rise to any such condition and may be waived by Parent or Sub in whole or in part at any time and from time to time in their sole discretion, except as otherwise provided in the Merger Agreement with respect to the Minimum Condition and compliance with the HSR Act. Parent's or Sub's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                        ANNEX B

                        RESTATED CERTIFICATE OF INCORPORATION

                                          OF

                               MELAMINE CHEMICALS, INC.


    Pursuant to Section 2.3 of the Merger Agreement, the certificate of incorporation of the Company shall be amended so as to read in its entirety as follows:

    FIRST:    The name of the Corporation is Melamine Chemicals, Inc.

    SECOND:   The registered office and registered agent of the Corporation is
Corporation Service Company, 1013 Centre Road, New Castle County, Wilmington, Delaware 19805.

    THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

    FOURTH:   The total number of shares of stock that the Corporation is authorized to issue is 100 shares of Common Stock, par value $0.01 per share.

    FIFTH:    The Board of Directors of the Corporation, acting by majority vote, may alter, amend or repeal the By-Laws of the Corporation.

    SIXTH:    No director shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article SIXTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such modification or repeal.


                                   *  *  *  *  *  *


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